UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2006
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 14, 2006, we entered into an agreement with EZEE ATM LP (“Buyer”) to sell substantially all of the assets of our Canadian ATM business to Buyer. Assets excluded from the sale include accounts receivable, trade debts due to us, leased facilities, furniture and fixtures, vehicle leases (with some exceptions) and bank accounts existing as of the closing date. Also excluded are ATM contracts with one merchant covering approximately 400 ATMs. Buyer will not assume any of our liabilities with respect to our Canadian ATM business arising or accruing before closing. We have transferred to Buyer the right to use the “Access Cash” trademark in Canada, and agreed that Buyer may use our existing ATM signage for a transition period of up to six months. The parties provided customary representations, warranties, covenants and indemnifications in the agreement. Closing, which is currently scheduled for January 8, 2007, is subject to the satisfaction of customary closing conditions and, in addition, to the receipt of consents from merchants whose contracts with us require their consent to a contract transfer.
     The purchase price is CDN$14,770,000, subject to upward or downward adjustment, which may be material, if:
•	we do not obtain consent from our largest Canadian customer to the transfer of its contract to the Buyer and either we or the Buyer elects nonetheless to proceed to closing;

•	we do not obtain such customer’s agreement to clarify the stated price structure in its written contract to conform with past practice and the understanding of the parties as confirmed in subsequent oral amendments;

•	the value of the inventory of supplies for our Canadian ATM business exceeds or falls below specified amounts; and

•	we do not complete triple DES upgrades for all ATMs subject to the contracts being transferred by February 28, 2007.
     The purchase price will also be adjusted for amounts payable to, or owed by, us on the ATM contracts we assign to Buyer and for any ATM contract terminations occurring after December 14, 2006. CDN$1,000,000 of the purchase price will be held in escrow in respect of possible indemnification claims by Buyer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
Date: December 20, 2006	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Chief Financial Officer